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                                               Chiron Corporation
CHIRON                                         4560 Horton Street
                                               Emeryville, California 9460802916
                                               510.655.8730



May 28, 1999
                                                              CONFIDENTIAL
Paul Hastings
3848A 26th Street
San Francisco, CA 94131

Dear Paul:

We are pleased to confirm the terms of our offer to you as President, BioPharma Commercial at Chiron Corporation, reporting to Sean Lance. You will be elected as a corporate Vice President and confirmation of your role as an executive officer of Chiron will take place at the next Board of Directors meeting. You will be a member of Chiron's Executive Committee.

Your starting salary will be $325,000 per annum. You will be eligible to participate in Chiron's Annual Incentive Plan (AIP) program. The results of the company, the BioPharma Commercial division and your own performance during the calendar year determine awards under this program. You will be eligible for an award of between 0 and 120% of your base salary. Your award for 1999 will be prorated according to your employment date.

You will be eligible to participate in our stock option program. Subject to the approval of the Board of Directors, we will award you a stock option grant of 180,000 shares to purchase Chiron common stock. Of the total, 100,000 option shares will vest over a four-year period, with the first 25% of the shares vesting at the one-year grant anniversary and the other 75% vesting on a pro-rated monthly basis over the remaining three years of the vesting period. The remaining 80,000 shares will vest 100% on the fourth anniversary of the grant date. The exercise price of the option will be set at the fair market value (as defined in the Option Plan) of a share of Chiron stock on the date the option is approved. We expect the grant to be approved and effective by the end of the month in which your employment begins. Beginning in year 2000 you will be eligible for further stock option grants based on your performance.

We are prepared to make you a loan of $150,000 which must be used exclusively for the purchase of your principal residence and which must be secured by a second deed of trust on that residence. It will be interest free and will be forgiven $50,000 per year beginning with the first anniversary of your employment. The loan is repayable within 90 days should you voluntarily resign. If your employment is terminated for reason other than cause, amounts remaining on the loan will be forgiven at the end of your employment with Chiron. Any taxes arising from imputed income or loan forgiveness are your responsibility.

In the event your employment is severed for reason other than cause, you will be eligible for a minimum severance benefit of one year of base salary plus bonus, the bonus portion being calculated as the average of the prior 2 years bonus payments. This benefit is in lieu of any other Chiron severance plan payments you might be due.


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The information sheets following your offer letter contain some of the highlights of Chiron's benefits programs. You should note that, while this offer is being made under the terms of our current benefits and compensation programs, changes do occur from time to time and any system-wide changes that occur will apply to you as well.

Some of the benefit programs are effective immediately upon your employment, while others are dependent upon established enrollment periods. Your group medical insurance benefits generally start on the first day of the month FOLLOWING your date of hire. If, however, your date of hire is the first business day of the month, your coverage becomes effective on that date. Note also that, with few exceptions, Chiron extends benefits coverage to qualified family members, including opposite- and same-sex domestic partners.

As a part of Chiron's routine medical surveillance program, employees with certain project assignments may be advised to provide a baseline blood sample for archival storage. The Chiron Occupational Health Department will notify you if a baseline blood draw is recommended.

This offer is contingent upon your ability, as required by federal law, to establish your employment eligibility as a U.S. citizen, a U.S. lawful permanent resident, or an individual specifically authorized for employment in the U.S. by the Immigration and Naturalization Service.

Under California law, employment with Chiron is not for any specified term and can be terminated at any time for any reason by you or Chiron. Any contrary representations that have been made or may be made to you are superseded by this offer. When you accept the offer, the terms described in this letter and the Chiron Employee Invention and Confidential Information Agreement shall constitute the terms of your employment.

We are delighted that you have accepted our offer. Sean Lance, Rusty Williams and all the other executives you have met look forward to your joining the team. We look forward to your start date of some time between June 14 and July 1. As soon as you have a sense of when that will be, let us know. Please call me if you have any questions on the terms of the offer as outlined. Otherwise, please sign and return this at your earliest convenience.

Sincerely,

CHIRON CORPORATION

/s/ LINDA SHORT
-----------------------------------
Linda Short
Vice President, Corporate Resources

Enclosures
cc:      Sean Lance

Please indicate your understanding of the terms of this offer and your acceptance of this offer by signing this letter and returning the letter to me as soon as possible.


/s/ PAUL J. HASTINGS                5/29/99
-------------------------------------------
Name                                Date


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      CHIRON CORPORATION
                            EMPLOYEE BENEFITS AS OF 1/1/99

INSURANCE BENEFITS
MEDICAL INSURANCE          Chiron offers several medical plans to eligible
                           employees and their eligible dependents (spouse, domestic partner and/or children). All medical plans include prescription and vision benefits. Employee contributions are pretax.

DENTAL INSURANCE           Chiron offers 2 dental plans to eligible employees
                           and their eligible dependents (spouse, domestic partner and/or children). Employee contributions are pretax.

LIFE INSURANCE             Eligible employees can purchase coverage for
                           themselves of $10,000, or 1, 2, 3, 4 or 5 times annual salary. The maximum coverage is $800,000 for the first 2 times salary and an additional $800,000 for the next 3 times salary. Employee contributions are pretax.

DEPENDENT LIFE             Eligible employees can purchase life insurance
INSURANCE                  coverage for eligible dependents on an after-tax
                           basis. Options include $10,000, $20,000 or $50,000
                           for spousal coverage and $5,000 or $10,000 for children.

ACCIDENTAL DEATH &         Eligible employees can purchase coverage for
DISMEMBERMENT              themselves of 1, 2, 3, 4 or 5 times annual salary.
                           The maximum coverage is $800,000 for the first 2 times salary and an additional $800,000 for the next
                           3 times salary. Employee contributions are pretax.

TRAVEL ACCIDENT            Chiron provides Travel Accident Insurance coverage of
                           3 times annual salary at no cost to employees. This provides 24-hour coverage for travel to and from work or on company business.

SHORT-TERM                 Through the short-term disability program, Chiron
DISABILITY                 provides eligible employees with 100% of salary for
                           the first 30 calendar days less state disability or similar payments, and 80% of salary for the next 150 days of disability less state disability or similar payments. Chiron provides this coverage at no cost to the employee.

LONG-TERM                  For eligible employees disabled for more than 180
DISABILITY                 days, Chiron provides 60% of monthly salary up to
                           $18,000 per month. Chiron provides this coverage at no cost to the employee. Eligible employees also have the option to purchase an additional 6 2/3% of monthly salary up to $20,000 per month, reduced by any other income benefits.

WORKERS'                   All employees are covered by Chiron's Workers'
COMPENSATION               Compensation insurance.

INVESTMENT PROGRAMS
401(K) PLAN                Participation in the Chiron Corporation 401(k) plan
                           is available to eligible employees on the first of the month following date of hire or immediately, if date of hire is the first business day of the month.
                           Employees may designate pre-tax contributions of 1%
                           to 15% of salary. The Company provides a maximum 4% match on employee contributions and the match is vested immediately. For newly eligible employees there is a waiting period of 1 year before matching contributions are given.

EMPLOYEE STOCK             Eligible employees may purchase Chiron stock at a
                           discount below market price.

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PURCHASE PLAN              Participation in the plan depends upon the employee's
                           date of hire. Employees can contribute to this program from 3% to 15% of their base salary on an after-tax basis.

STOCK OPTION PLAN          Chiron has a Stock Option Program. The granting of
                           options to eligible employees is subject to Board of Directors' approval and program guidelines.

TIME-OFF BENEFITS
EXECUTIVE TIME OFF         Each January 1, executive employees receive an
                           allocation of 4 weeks of time off. The allocation may be taken in whole or in part anytime throughout the year. Any unused time at the end of the year will not accrue from year to year. No reporting of time off is needed. There will be no pay out for unused time off either at the end of the year or at termination.

FIXED HOLIDAYS             Eligible employees receive up to 8 paid holidays per
                           year.

LEAVE OF ABSENCE           Chiron grants leaves of absence to accommodate
                           employees' medical/maternity disability and family or personal needs.

OTHER BENEFITS
FLEXIBLE SPENDING          Chiron offers Health Care and Dependent Care
                           reimbursement accounts to eligible employees. These accounts give employees the advantage of paying for eligible health and dependent care expenses with pretax dollars.

EMPLOYEE ASSISTANCE        Chiron provides a confidential counseling and
PROGRAM                    referral service to all employees and their families.

EDUCATIONAL                Regular full-time employees are eligible, after 6
ASSISTANCE                 months of service, for up to $2,000 per year in
                           reimbursement of tuition, textbooks, and lab expenses for classes directly related to their jobs.

CREDIT UNION               Regular full-time and part-time employees and members
                           of their families or household are eligible to join.

PREPAID LEGAL              A Prepaid Legal Plan is available to eligible
                           employees to provide affordable, basic legal services. Employees pay for this benefit on an after-tax basis.

DEPENDENT CARE             Eligible employees are provided with this counseling,
CONNECTION                 education and referral service which provides
                           information regarding child care, elder care, adoption and prenatal planning.


     NOTE:        ELIGIBLE EMPLOYEES ARE DEFINED AS REGULARLY SCHEDULED TO WORK
     20 HOURS OR MORE PER WEEK. COVERAGE FOR MOST BENEFITS IS EFFECTIVE THE FIRST OF THE MONTH FOLLOWING DATE OF HIRE, OR IMMEDIATELY IF THE DATE OF HIRE IS THE FIRST BUSINESS DAY OF THE MONTH, UNLESS OTHERWISE NOTED.